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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                              --------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)    September 25, 2000
                                                --------------------------------


                             Prestige Bancorp, Inc.
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               (Exact Name of Registrant as Specified in Charter)


       Pennsylvania                    33-32692                 25-1785128
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(State or Other Jurisdiction of     (Commission File           (IRS Employer
       Incorporation)                    Number)             Identification No.)


710 Old Clairton Road, Pleasant Hills, PA                         15236
-----------------------------------------                         -----
(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code:     (412) 655-1190
                                                    ---------------------------


Reasons for Report:

     ITEM 5. OTHER EVENT

             Prestige Bancorp, Inc. (the "Company") announces today that Prestige Bank, a Federal Savings Bank (the "Bank"), a wholly owned subsidiary of the Company, has entered into a Supervisory Agreement with the Office of Thrift Supervision (the "OTS"). This Supervisory Agreement formalizes the current understandings of the OTS and the Bank pursuant to an informal directive issued by the OTS to the Bank on May 17, 2000.

             In conjunction with a routine regulatory examination of the Bank by the Office of Thrift Supervision (the "OTS"), the OTS requested the Bank to enter into the Supervisory Agreement. The Supervisory Agreement was signed on September 20, 2000, (the "Effective Date") and will, among other things, place restrictions on the Bank's growth. The Bank may seek modification of this limitation on growth by submission of a written request to the Regional Director and by obtaining the prior written approval of the Regional Director. Under the Supervisory Agreement, the Bank may not increase its assets in an amount exceeding net interest credited on deposit liabilities (or earnings credited on share accounts) during any calendar quarter, without prior written approval of the regional director of the OTS (the "Regional Director"). Additionally, the Supervisory Agreement requires the Bank or its Board of Directors to review and revise various policies including 1) interest rate risk management, 2) strategic planning to direct the operations and affairs of the Bank and in managing and reducing the interest rate risk of the Bank, 3) investment and underwriting policies, 4) transactions with the




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     affiliates of the Bank, and 5) internal loan and asset classifications policies. The Supervisory Agreement continues the restriction imposed on the Bank by the directive not to extend loans for a business purpose except for those business loans which the Bank was committed to extend on or before May 17, 2000 or which are loans in process. The Bank may request prior written nonobjection of the Regional Director of a waiver of this limitation on the extension of an individual commercial loan to a customer. The restrictions on the Bank's operations are immediately effective and the revision of certain of the Bank's policies must be completed within 30 days of the Effective Date, unless extended by the OTS. As part of the Supervisory Agreement the Bank has agreed within 30 days of the Effective Date to retain a consultant to assist in the formation of a strategic plan for the Bank and to assess the Bank's board, officers, management and staff to carry out the affairs of the Bank and perform present and anticipated duties for the Bank. The Supervisory Agreement will remain in place until terminated by the OTS.

             The Company agrees with the OTS that the foregoing measures will assist the Bank in managing asset quality and interest rate risk. The Company will work closely with the OTS to implement the Supervisory Agreement.

             John A. Stiver has determined to resign from his position as Chairman of the Board of Directors of the Bank, although he will remain as a director of the Bank. In addition, Mr. Stiver has resigned as the Chief Executive Officer of the Bank and will act as the interim Chief Executive Officer of the Bank while the Board of Directors of the Bank conducts a search for a new Chief Executive Officer. Mr. Stiver will remain as Chairman, CEO and President of the Company and will concentrate his efforts on Bancorp level issues. Once appointed, the new chief executive officer of the Bank will concentrate on addressing issues of concern under the Supervisory Agreement and managing the business of the Bank.

             The Bank is a well capitalized institution and the Supervisory Agreement does not result in any interruption of the Bank's day-to-day operations. Management anticipates that compliance with the Supervisory Agreement will not alter the Bank's classification as a well capitalized institution.

             The Bank is a federally chartered stock savings bank with its corporate office in Pleasant Hills, Pennsylvania, and branch offices in Mt. Oliver, Pleasant Hills, Bethel Park, Elizabeth and Washington, Pennsylvania. It has been in existence since 1935. The Company's common stock is traded on the over-the-counter market with quotations available through NASDAQ under the symbol "PRBC".

     ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

             The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

             (c)    Exhibits

                    (99) Additional Exhibits

                         99.1 Supervisory Agreement Among Prestige Bank, a Federal Savings Bank, John A. Stiver, Patricia
                                 A. White, James M. Hein, Charles P. McCullough, Mark R. Schoen, Martin W. Dowling, Michael R. Macosko, and the Office of Thrift Supervision, U.S. Department of Treasury dated September 20, 2000. Filed herewith.




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             Pursuant to the requirements of the Securities Exchange Act of
     1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         Date:   September 25, 2000
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                                         Registrant: PRESTIGE BANCORP, INC.
                                                    ----------------------------

                                         Signature: /s/ John A. Stiver
                                                   -----------------------------

                                         Title: President
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